Exhibit 5.2

A Limited Liability Partnership Telephone: +49 (0)69 4272-5200 Facsimile: +49 (0)69 4272-5210 WWW.SULLCROM.COM

Neue Mainzer Straße 52
60311 Frankfurt am Main, Germany

______________________

Brussels ● london ● paris

los angeles ● New York ● Palo Alto
● washington, D.C.

Beijing ● Hong Kong ● Tokyo

Melbourne ● Sydney

______________________

Partners in the Frankfurt Office

Carsten Berrar

Max Birke

Krystian Czerniecki

Clemens Rechberger

Michael Rosenthal

York Schnorbus

Konstantin Technau

July         , 2023

Next.e.GO B.V. (to be converted into Next.e.GO N.V.),

Lilienthalstraße 1,

52068 Aachen,

Germany.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of up to          redeemable warrants (the “Warrants”), each entitling its holder to purchase one ordinary share of Next.e.GO N.V., a Dutch public company (naamloze vennootschap) (the “Company”), par value €0.12 per share, and assuming that the assignment, assumption and amendment agreement to be entered into by and among the Company, Athena Consumer Acquisition Corp. (“Athena”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), substantially in the form attached as Exhibit 4.7 to the Registration Statement on Form F-4, which amends a warrant agreement, dated as of March 24, 2022, by and between Athena and the Warrant Agent attached as Exhibit 4.4 to the Registration Statement on Form F-4, will be duly authorized, executed and delivered by each of the parties thereto prior to the Closing Date (as defined in the Registration Statement on Form F-4), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Ermenegildo Zegna N.V.

Upon the basis of such examination, we advise you that, in our opinion, when the Warrants have been duly authorized and validly issued, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Dutch law, we note that you have received the opinion, dated as of the date hereof, of NautaDutilh N.V. which is being filed as an exhibit to the Registration Statement on Form F-4 relating to the Warrants.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4 relating to the Warrants and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement on Form F-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP